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                                                                   EXHIBIT d.(4)

              AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of June 21, 2004, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (the "Sub-Adviser").

                                    RECITALS

            WHEREAS, VALIC and VALIC Company I ("VC I") (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

            WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001 (the "Agreement"), with respect to the VC I Covered Funds with the Sub-Adviser; and

            WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition as a Covered Fund of Small Cap Fund; and

            WHEREAS, the parties wish to amend Section 1 entitled "Services Rendered and Expenses Paid by the SUB-ADVISER" to include the following as the last paragraph:

                        The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund(s) (or a portion thereof) in securities or other assets.

            NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

            1.    Schedule A Amendment. Addition of the new Covered Fund.

                  Covered Fund                                Fee

                  Small Cap Fund                              0.59%

                  Sub-Adviser shall manage a portion of Small Cap Fund assets and shall be compensated as noted above on that portion.

            2. Section 1 of the Agreement is amended to include the following as the last paragraph:

                        The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund(s) (or a portion thereof) in securities or other assets.

            3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

            4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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            IN WITNESS WHEREOF, the undersigned have executed this Amendment No.
      1 as of the date first above written.

THE VARIABLE ANNUITY LIFE            AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                    MANAGEMENT, INC.

By: /s/ EVELYN M. CURRAN             By: /s/ WILLIAM M. LYONS
   ------------------------------       ----------------------------------------

Name: Evelyn M. Curran               Name: William M. Lyons
     ----------------------------         --------------------------------------

Title: Senior Vice President         Title: President
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